EXHIBIT 99.2

TUESDAY, NOVEMBER 21, 2000, 9:00 AM EASTERN TIME
PRESS RELEASE
CHINA NETTV: CORPORATE UPDATE

VANCOUVER, British Columbia--(BUSINESS WIRE)--Nov. 21, 2000-- China NetTV (OTCBB:CNHD) Further to the press release dated September 6, 2000, China NetTV Holdings is pleased to announce that it has started to fund the joint-venture with Sichuan Qianfeng Digital Audio/Video Equipment Co. Ltd. ("QF Digital").

The joint-venture has received Moftec (Ministry of Foreign Trade and Economic Cooperation) approval in September and is called "Chengdu Qianfeng NetTV Co. Ltd.". The initial funding to the joint-venture is for the production of a batch of 200 trial digital set-top boxes for Nanning TV in Guangxi Province (population 47+ million). Nanning is the capital city of Guangxi with a population of almost 3 million. Several other contracts are currently under advanced negotiations including Sichuan Cable. Sichuan is one of the largest provinces in China (population 90+ million) and has a cable subscriber base of over 9 million.

Based in Sichuan Province, QF Digital is a pioneer and leader in China in Proprietary Digital Data Transmission Technology and Solutions for the Television Broadcasting and Cable industries. It has proprietary technology based on the patented ASIC "L64769QAM", offering complete turnkey Digital TV Broadcasting solutions consisting of set-top boxes and headend systems. There are currently over 350 million TV sets in China and over 90 million cable subscribers, the largest cable market in the world. Trial digital cable projects are underway in Shenzhen, Shanghai and other major cities. It is the company's intention to expand from its current stronghold of Sichuan to other parts of the country. QF Digital also plans to incorporate Smart Card and WebTV capabilities into their Set-Top Boxes.

Please visit our web site: www.chinanettvholdings.com.

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economical and political factors, technological developments and changes in international and local markets, as well as the inherent risks of the technology related business.

On Behalf of the Board of Directors of China NetTV Holdings Inc.

"Signed" Ernest Cheung, President

CONTACT: Ernest Cheung, 604/689-4407